Exhibit 10.34

Brooge Petroleum and Gas Investment Company FZC

(as Mortgagor)

and

National Bank of Abu Dhabi PJSC – Islamic Banking Division

(as Security Agent)

COMMERCIAL MORTGAGE

THIS COMMERCIAL MORTGAGE is dated

(1)	Brooge Petroleum and Gas Investment Company FZC, a free zone company incorporated under the laws of Fujairah Free Zone, Fujairah, UAE with registration number 13-FZC-1117 and whose principal place of business is P.O. Box 50170, Fujairah, UAE and represented by (1) [●], a [●] national, holder of Emirates ID number [●]; and (2) [●], a [●] national, holder of Emirates ID number[●], in accordance with a power of attorney dated [●] notarised in Dubai under notarisation number [●] (the Mortgagor); and

(2)	National Bank of Abu Dhabi PJSC — Islamic Banking Division, licensed by the Central Bank of the UAE and represented by [●], a [●] national holder of an Emirates ID number [●], in accordance with the power of attorney notarised in Dubai under number [●] on [●] (the Security Agent).

BACKGROUND:

A.	This Commercial Mortgage is entered into by the Mortgagor in accordance with the Mortgagor’s board resolution dated [ ], and which is granted by the Mortgagor to secure the Secured Liabilities.

B.	This Commercial Mortgage is a Transaction Document (as defined in the Common Terms Agreement).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Commercial Mortgage:

Addendum means an addendum to this Commercial Mortgage substantially in the form set out in Schedule 2 to this Commercial Mortgage.

Commercial Code means Federal Law No. 18 of 1993 regarding the law on commercial transactions.

Commercial Registers means each of the relevant registers maintained by the commercial registration section of the Industrial Development Bureau of the Emirate of Abu Dhabi and the relevant register maintained by the Fujairah Free Zone Authority.

Common Terms Agreement means the common terms agreement dated 29.06.2015 entered into between the Mortgagor (as the Company, the Seller and the Lessee) and National Bank of Abu Dhabi PJSC — Islamic Banking Division (as the Investment Agent, Account Bank and Participant).

Equipment means the property, plant and equipment that constitute part of the Security Assets and which are more particularly described in Schedule 1 (Security Assets) to this Commercial Mortgage.

Finance Party has the meaning given to it in the Common Terms Agreement and each of their respective successors, transferees and assignees.

Phase I means the financed constructed assets of 14 oil tanks in addition to any related constructed facilities located on plot 130, Block A, Fujairah, UAE

Intellectual Property Rights means all know-how, patents, trade marks, service marks, designs, business names, topographical or similar rights, copyrights and other intellectual property rights and any interests (including by way of licence) in any of the foregoing (in each case whether registered or not and including all applications for the same) including in respect of the license agreements particularly described in Schedule 1 (Security Assets) to this Commercial Mortgage.

Inventory means all raw materials, work-in-process goods and products and finished goods and products in the possession of the Mortgagor and which are more particularly described in Schedule 1 (Security Assets) to this Commercial Mortgage.

New Assets means any lease, equipment, machinery or Intellectual Property Rights and in each under Phase I which are capable of being made the subject of a Security Interest under the Commercial Code and which are entered into, created or acquired by the Mortgagor after the date of this Mortgage and which are not subject to a Security Interest pursuant to any other Transaction Security Document.

Receivables means all payments, debts and sums of money receivable or payable or paid or due to the Mortgagor under all contracts and agreements entered into by the Mortgagor under Phase I.

Secured Liabilities has the meaning given to it in the Common Terms Agreement.

Security Assets means the assets the subject of the security created by this Commercial Mortgage which are detailed in Clause 2 (Security Assets) of this Commercial Mortgage, and any New Assets under Phase I in respect of which an Addendum has been duly executed, notarised and registered with the Commercial Register.

Security Period means the period from the date of this Commercial Mortgage up to and including date on which any and all amounts outstanding on any Transaction Document have been unconditionally and irrevocably paid or discharged in full.

1.2	Interpretations

(a)	In this Commercial Mortgage unless the context otherwise requires, words and expressions defined (directly or indirectly) in the Common Terms Agreement shall have the same meaning when used in this Commercial Mortgage.

(b)	The provisions set out in clauses 1.2 (Construction) and 1.3 (Third party rights) of the Common Terms Agreement apply to this Commercial Mortgage.

(c)	If the Security Agent reasonably considers that an amount paid by the Mortgagor to the Security Agent or any Finance Party under a Transaction Security Document is capable of being avoided (acting reasonably) then the Security Agent shall be entitled not to release this Commercial Mortgage.

(d)	Reference to “this Commercial Mortgage” includes all Schedules hereto.

2.	SECURITY ASSETS

The Mortgagor, as continuing security for the payment or discharge when due of the Secured Liabilities mortgages pursuant to Articles 49 to 56 of the Commercial Transactions Law No. 18 of 1993 in favour of the Security Agent, all of the Mortgagor’s rights, title, benefit and interest in, to and of:

(a)	the goodwill of the Mortgagor including the Mortgagor’s “commercial name”;

(b)	all the Mortgagor’s Intellectual Property Rights including the Intellectual Property Rights described in Schedule 1 (Security Assets) to this Commercial Mortgage under Phase I;

(c)	all of the Mortgagor’s equipment including the Equipment listed in Schedule 1 (Security Assets) to this Commercial Mortgage under Phase I;

(d)	all of the Mortgagor’s rights under any contracts, agreements, deed or other documents entered into by the Mortgagor under Phasel;

(e)	all of the Mortgagor’s inventory including the Inventory listed in Schedule 1 (Security Assets) to this Commercial Mortgage under Phase I;

(f)	all of the Mortgagor’s receivables including the Receivables listed in Schedule 1 (Security Assets) to this Commercial Mortgage under Phase I; and

(g)	all of the Mortgagor’s intangible assets under Phase I.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties

The Mortgagor represents and warrants to the Security Agent that:

(a)	it is the legal owner of, and has full right, title and interest in and to the Security Assets under Phase I;

(b)	the Security Assets under Phase I are free from any Security (other than any Security created by this Commercial Mortgage or any other Security expressly permitted by the Common Terms Agreement);

(c)	no notice of any Security covering all or any part of the Security Assets under Phase 1 is on file in any recording office other than any such filings in connection with the Security Assets created by this Commercial Mortgage or any other Transaction Security Documents; and

(d)	the Mortgagor does not have title to any assets under Phase I of whatever nature which assets are not secured under this Commercial Mortgage and which are capable of being made subject to a Security and whose value is equal to or more than AED 1,000,000 which have not either: (i) been reported to the Security Agent under Clause 4.4 (Addenda) of this Commercial Mortgage; or (ii) been made subject to a Security in favour of the Security Agent.

3.2	Times for making representations and warranties

The representations and warranties set out in this Clause 3 are made on the date of this Commercial Mortgage and are deemed to be repeated by the Mortgagor on each date during the Security Period on which the Repeating Representations are deemed to be repeated with reference to the facts and circumstances then existing, and on each date the Mortgagor executes an Addendum pursuant to Clause 4.4(b) of this Commercial Mortgage.

4.	GENERAL UNDERTAKINGS

4.1	Duration

During the Security Period, the Mortgagor shall comply with the following undertakings in this Clause 4.

4.2	Restrictions on Dealings

The Mortgagor shall not:

(a)	create or permit to subsist any Security or any third party interest on or over any Security Asset under Phase I other than any Security created by this Commercial Mortgage or pursuant to any other Transaction Security Document or any Security expressly permitted by the Common Terms Agreement; or

(b)	sell, transfer, grant, lease or otherwise dispose of any of the Security Assets under Phase I unless permitted to do so by the Common Terms Agreement.

4.3	Registration

The Mortgagor shall:

(a)	at its own cost, register this Commercial Mortgage in the Commercial Registers as soon as possible, and in any event no later than 60 days after the date of this Commercial Mortgage such registration being in accordance with the applicable law for five years from the date of registration or the maximum period allowed under the applicable law;

(b)	not less than one month prior to the date on which any registration (whether or not previously renewed) of this Commercial Mortgage in the Commercial Registers is scheduled to expire, at its own cost, renew such registration for a period not less than five years from the date of that renewal or the maximum period then allowed under the Commercial Transactions Law No. 18 of 1993 and provide to the Security Agent promptly and no more than five Business Days after the Mortgagor receives evidence of any registration a certificate of registration; and

(c)	save as provided in Clause 14 (Release of Security), not apply for, or permit, any cancellation or amendment of any registration in the Commercial Registers of this Commercial Mortgage without the prior written consent of the Security Agent.

4.4	Addenda

(a)	The Mortgagor shall notify the Security Agent within 21 days after its entry into or acquisition of (as applicable) any New Asset under Phase I whose value is equal to or exceeds AED 1,000,000 (or its equivalent in other currencies), in respect of which security has not already been created in favour of the Security Agent under this Commercial Mortgage or any other Transaction Security Document.

(b)	The Mortgagor shall execute and deliver to the Security Agent an Addendum in the following circumstances:

(i)	within 10 days following the date of notification referred to in paragraph (a) above in respect of any New Assets under Phase I to which paragraph (a) above applies, together with all of its rights, title, benefit and interest in, to and of, the New Assets;

(ii)	within the earlier of (A) 21 days after each financial year end of the Mortgagor; and (B) 45 days after the date any New Asset under Phase I is acquired, in respect of any New Asset under Phase I having a value individually in excess of AED 1,000,000 which it creates, acquires or enters into during the relevant preceding 12 month period in respect of which security has not already been created in favour of the Security Agent for itself and as agent and trustee for the Finance Parties under this Commercial Mortgage or any Addendum, together with all of the Mortgagor’s rights, title, benefit and interest in, to and of, the New Assets under Phase I; and

(iii)	the Mortgagor shall at its own cost procure the registration in the Commercial Register of each Addendum required to be entered into pursuant to paragraph (b) above and provide to the Security Agent an extract of the Commercial Register evidencing registration of that Addendum and bearing an original stamp of the Commercial Registrar.

(c)	Pending the execution, delivery and registration of any Addendum under paragraphs (b) and (c) above, the Mortgagor shall keep any New Assets under Phase I executed, acquired or created on or after the date of this Commercial Mortgage at the premises of the Mortgagor where such New Assets are intended to be kept in the normal course of the business operations of the Mortgagor (in the case of tangible assets) and shall hold such New Assets to the order of the Security Agent.

5.	ENFORCEMENT OF SECURITY

5.1	The Security Agent shall at any time upon or after the occurrence of an Event of Default which is continuing, be entitled to (but shall not be obliged to):

(a)	serve notice on the Mortgagor and demand payment of all or any part of the Secured Liabilities to the Security Agent pursuant to the terms of the Common Terms Agreement; and/or

(b)	without prejudice and in addition to any other remedy which the Security Agent for itself or as agent and trustee for Finance Parties may have at law, contract or otherwise, apply to the court for an order to sell all or part of the Security Assets by public auction or in any manner it sees fit.

5.2	Notwithstanding the mortgage created under this Commercial Mortgage and subject to the provisions of the Secured Facilities, the Security Agent hereby agrees that, until the occurrence of an Event of Default which is continuing, the Mortgagor shall be entitled to continue to deal with each counterparty to any Security Asset (as applicable) in relation to all aspects relating to the Security Asset including without limitation receiving and sending notices from and to each such counterparty.

6.	APPLICATION OF PROCEEDS

Subject to the provisions of the Common Terms Agreement, the Security Agent shall apply all monies and amounts in respect of the Security Assets received and recovered pursuant to this Commercial Mortgage towards the Secured Liabilities.

7.	EXPENSES AND INDEMNITY

The Mortgagor shall forthwith on demand by the Security Agent pay all costs and expenses (including legal fees, travel, accommodation and subsistence costs) incurred by the Security Agent or any agent or other person appointed by the Security Agent in connection with the enforcement or preservation of any rights under this Commercial Mortgage or any other Transaction Document, and keep each of them indemnified against any failure or delay in paying the same.

8.	FURTHER ASSURANCES

The Mortgagor shall, at its own expense, take whatever action the Security Agent may reasonably require for the purpose of:

(a)	perfecting or protecting the security intended to be created by this Commercial Mortgage, any Addendum or any renewal of the registration of this Commercial Mortgage or any Addendum over the Security Assets (including signing, notarising and registering further instruments and documents under Phase I);

(b)	facilitating the realisation of any Security Asset or the exercise of any right, power or discretion exercisable, by the Security Agent in respect of any Security Asset under Phase I; and

(c)	enabling the Security Agent to carry out the deeds and actions contemplated in Clause 9.3 (Position of Security Agent) of this Commercial Mortgage including the issuing by the Mortgagor of a separate power of attorney in favour of the Security Agent, if so requested by the Security Agent.

9.	POSITION OF SECURITY AGENT

9.1	The Mortgagor hereby acknowledges that the Finance Parties have appointed the Security Agent to act as trustee and agent for and on behalf of the Finance Parties pursuant to clause 7 (The Security Agent) of the Investment Agency Agreement.

9.2	All actions of the Security Agent under this Commercial Mortgage shall be performed by the Security Agent for itself and as agent and trustee for the Finance Parties, and all actions taken by the Security Agent pursuant to the provisions of this Commercial Mortgage shall be deemed to be on behalf of each Finance Party.

9.3	The Mortgagor acknowledges that the registration of the Commercial Mortgage in the Commercial Registers may be renewed by the Security Agent on behalf of the Finance Parties, without any notice to or consent from the Mortgagor, at any time during the Security Period and shall forthwith on demand pay to the Security Agent the amount of all costs and actual expenses incurred by the Security Agent in connection with such renewal and the Mortgagor hereby grants the Security Agent and any person nominated by the Security Agent an irrevocable power of attorney until the end of the Security Period to renew the registration of this Commercial Mortgage and any Addendum entered into pursuant to the- terms of this Commercial Mortgage, and to execute any Addendum on behalf of the Mortgagor in respect of any New Assets under Phase I.

9.4	The Security Agent is not liable for any loss of any kind (including any loss arising from fluctuations in exchange rates) which may occur as a result of the exercise or purported exercise of, or any delay or neglect to exercise, any of its rights under this Commercial Mortgage other than losses resulting from its gross negligence or wilful misconduct.

10.	WAIVER, REMEDIES CUMULATIVE

10.1	The rights of the Security Agent as agent and trustee for the Finance Parties under this Commercial Mortgage:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

10.2	Delay in exercising or non-exercise of any such right is not a waiver of that right.

11.	MISCELLANEOUS

11.1	Covenant to pay

The Mortgagor shall pay or discharge the Secured Liabilities in the manner provided for in the Transaction Documents.

11.2	Continuing security

The security constituted by this Commercial Mortgage is continuing and will extend to the ultimate balance of all the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part.

11.3	Additional security

The security constituted by this Commercial Mortgage is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Security Agent for any of the Secured Liabilities.

12.	SEVERABILITY

If any provision of this Commercial Mortgage is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Commercial Mortgage; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other provision of this Commercial Mortgage.

13.	SUCCESSORS IN TITLE

13.1	The Security Agent shall be entitled to assign or transfer all or any of its rights and/or obligations under this Commercial Mortgage to the same extent as the Security Agent has transferred its rights and/or obligations under the other Transaction Documents and the Mortgagor irrevocably consents to any such assignment or transfer.

13.2	The Mortgagor shall not have the right to assign or transfer any of its rights and/or obligations under this Commercial Mortgage unless with a prior written consent by the Security Agent.

13.3	The obligations of the Mortgagor under this Commercial Mortgage shall bind it and its successors and shall inure to the benefit of the Security Agent for itself and as trustee and agent for each Finance Party and its successors and assigns.

14.	RELEASE OF SECURITY

Upon the expiry of the Security Period, the Security Agent shall, at the request and cost of the Mortgagor, take whatever action is necessary to release absolutely the Security Assets from the security constituted by this Commercial Mortgage.

15.	COUNTERPARTS

This Commercial Mortgage may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

16.	GOVERNING LAW

16.1	This Commercial Mortgage shall be governed by and construed in accordance with the laws of the Emirate of Abu Dhabi and the federal laws of the United Arab Emirates.

16.2	The parties agree, for the benefit of the Security Agent, that the courts of Abu Dhabi shall have non-exclusive jurisdiction to hear and determine any suit, action or proceedings arising out of or in connection with this Commercial Mortgage and, for that purpose, irrevocably submit to the non-exclusive jurisdiction of such courts.

16.3	The submission to the jurisdiction of the courts of Abu Dhabi shall not be construed so as to limit the right of the Security Agent to bring proceedings against the Mortgagor in any other court of competent jurisdiction to hear or determine any suit, action or proceedings arising out of or in connection with the Transaction Documents whether concurrently or not.

17.	WAIVER OF IMMUNITY

17.1	To the extent that the Mortgagor may in any jurisdiction claim for itself or its assets any immunity from legal action, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), it hereby irrevocably agrees not to claim, and hereby irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

17.2	The Mortgagor hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Commercial Mortgage to the giving of any relief or the issue of any process in connection with this Commercial Mortgage including the making, enforcement or execution against any property or assets under Phase I whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in any proceedings.

17.3	The Mortgagor irrevocably and unconditionally acknowledges that the execution, delivery and performance of this Commercial Mortgage constitute private and commercial (and not public or governmental) acts of such party done and performed for private and commercial (and not public or governmental) purposes.

This Commercial Mortgage has been entered into on the date stated at the beginning of this Commercial Mortgage.

Execution page of the Commercial Mortgage

Signed by:

For and on behalf of

Brooge Petroleum and Gas Investment Company FZC

Signed by:

/s/ Ali Al Jarian	/s/ Ayman Ragheb Taher Nasser

For and on behalf of

National Bank of Abu Dhabi PJSC – Islamic Banking Division